Exhibit 4.12

LIMITED LIABILITY PARTNERSHIP
CONFORMED COPY

$390,000,000

FACILITIES AGREEMENT

dated 28 September 2004

for

SIGNET GROUP plc
and others

and

BARCLAYS CAPITAL, HSBC BANK plc, THE ROYAL BANK OF SCOTLAND plc and
WACHOVIA BANK, N.A.
as Mandated Lead Arrangers

With

HSBC BANK plc
acting as Agent

MULTICURRENCY REVOLVING FACILITIES AGREEMENT

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THIS AGREEMENT is dated 28 September 2004 and made between:

(1)	SIGNET GROUP plc (Co. Reg. No. 00477692) whose registered office is at Zenith House, The Hyde, London, NW9 6EW (as the "Company" and "Original Borrower");

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company the "Original Guarantors");

(3)	BARCLAYS CAPITAL, HSBC BANK plc, THE ROYAL BANK OF SCOTLAND plc and WACHOVIA BANK, N.A. (whether acting individually or together the "Mandated Lead Arrangers");

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the "Original Lenders"); and

(5)	HSBC BANK plc as agent of the Lenders (the "Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 25.2 (Additional Guarantors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

"Availability Period"means the period from and including the date of this Agreement to and including the day falling one Month before the Termination Date.

"Available Commitment" means a Lender's Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

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(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Base Currency" means dollars.

"Base Currency Amount" means, in relation to any Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Utilisation.

"Borrower" means the Company as Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

"Break Costs" means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York: and

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Class 1 Transaction” means, taking into account, as applicable, the assets, profits, turnover, gross capital and aggregate market value of the Group as a whole, a Class 1 transaction for the purposes of Paragraph 10.4() of the UK Listing Rules as in force on the date of this Agreement.

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"Code" means, at any date, the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

"Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

"Consolidated Earnings Before Interest and Tax" means, in respect of any Relevant Period, the total operating profit for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations as set out in FRS3 excluding, for the avoidance of doubt, any exceptional profits or losses on the sale of or termination of any operation, exceptional costs of a fundamental reorganisation or restructuring and any exceptional profits or losses on the disposals of fixed assets and extraordinary items for such Relevant Period all as set out in FRS3.

"Consolidated EBITDA" means, for any Relevant Period, Consolidated Earnings Before Interest and Tax before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets for such Relevant Period, adjusted by:

(a)	including the EBITDA (determined on the same basis as "Consolidated EBITDA") of a member of the Group acquired during that Relevant Period for that part of that Relevant Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; and

(b)	including the EBITDA (determined on the same basis as "Consolidated EBITDA") attributable to any member of the Group or to any business sold during that Relevant Period.

"Consolidated Net Debt" means at any time the aggregate amount of all obligations of the Group (and for the purposes of paragraph (l) of the definition of Financial Indebtedness the relevant entity, if not a member of the Group, which has incurred such Financial Indebtedness) for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any other member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group (and so that no amount shall be included or excluded more than once).

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"Consolidated Net Interest Expenditure" means, in respect of any Relevant Period, the aggregate amount of the interest (including, without limitation, the interest element of leasing and hire purchase payments and capitalised interest), commission and other finance payments payable by the Group (including any periodic commission, fees, discounts and other finance payments payable by the Group under any interest rate and/or currency hedging arrangement or instrument) net of interest receivable by any member of the Group (including, without limitation, any periodic commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate and/or currency hedging agreements or instruments).

"Consolidated Tangible Net Worth" means at any time the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Company (other than any Redeemable Shares) and the aggregate amount of the reserves of the Group including but not limited to:

(a)	any amount credited to the share premium account;

(b)	any capital redemption reserve fund; and

(c)	any balance standing to the credit of the consolidated profit and loss account of the Group,

but deducting:

(i)	any debit balance on the consolidated profit and loss account of the Group;

(ii)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group and interests of non-Group members in Group subsidiaries;

(iii)	(to the extent included) any amount set aside for taxation, deferred taxation or bad debts; and

(iv)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after 31 January 2004,

and so that no amount shall be included or excluded more than once.

"Contractual Obligation" means with respect to any person, any provision of any agreement, instrument or undertaking to which such person is a party and by which it or any of its property is bound.

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

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"EBITARR" means Consolidated Earnings Before Interest and Tax before any amount attributable to the amortisation of intangible assets after adding back Rents, Rates and Operating Lease Expenditure.

"Employee Plan" means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Group Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"ERISA" means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

"ERISA Affiliate" means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. Group Company, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

"ERISA Event" means:

(a)	any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event which is reasonably likely to have a Material Adverse Effect;

(b)	the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA if such termination would require any material additional contributions to such plan which is reasonably likely to have a Material Adverse Effect;

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(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan which is reasonably likely to have a Material Adverse Effect;

(d)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or Multiemployer Plan which is reasonably likely to have a Material Adverse Effect;

(e)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA which is reasonably likely to have a Material Adverse Effect;

(f)	the complete or partial withdrawal of any U.S. Group Company or any ERISA Affiliate from a Multiemployer Plan which is reasonably likely to have a Material Adverse Effect; and

(g)	an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which is reasonably likely to have a Material Adverse Effect.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Executive Order" has the meaning ascribed to it in Clause 19.21 (Anti-Terrorism Laws).

"Existing Facilities" means the $410,000,000 revolving credit facility (as amended, supplemented, varied or restated from time to time) and made between, inter alia, the Company, HSBC Investment Bank plc as agent and the financial institutions named therein.

"Facility" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Agent and/or the Mandated Lead Arrangers and the Company setting out any of the fees referred to in Clause 12 (Fees).

"Finance Document" means this Agreement, any Fee Letter, any Accession Letter and any other document designated as such by the Agent and the Company.

"Finance Party" means the Agent, the Mandated Lead Arrangers or a Lender.

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"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the then mark to market value shall be taken into account) but a member of the Group shall not be construed as incurring indebtedness if it simply pays an up-front fee in respect of any such transaction in respect of which it has no continuing financial obligations;

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount which would be payable in the event of the redemption of Redeemable Shares;

(j)	any amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of ninety days;

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

(l)	(without double counting) amounts owing in respect of the Securitisation or any Permitted Securitisation.

"GAAP" means generally accepted accounting principles in the UK (in the case of the Company) and means generally accepted accounting principles in the jurisdiction of incorporation in respect of each Obligor (excluding the Company).

"Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Group" means the Company and its Subsidiaries for the time being.

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"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors) provided that in relation to each Guarantor which is also a Borrower such Guarantor's guarantee shall not extend to such Guarantor's obligation hereunder in its capacity as a Borrower.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Indebtedness for Borrowed Money" means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g) and (h) of the definition of "Financial Indebtedness".

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default Interest).

"IRS" means the United States Internal Revenue Service or any successor thereto.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan or Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Loan Notes" means the $60,000,000 senior unsecured loan notes of the Company due 2005.

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"Majority Lenders" means:

(a)	until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Outstandings aggregate more than 66 2/3% of the Outstandings.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

"Margin" means in relation to a Loan 0.40 per cent. per annum but if the ratio of Consolidated Net Debt to Consolidated EBITDA in respect of the immediately preceding Relevant Period falls within an amount set out in Schedule 2 (Margin), the Margin will reduce from (provided no Default has occurred and is continuing) or increase to the relevant rate set out in Schedule 2 (Margin) against the relevant Consolidated Net Debt to Consolidated EBITDA ratio in Schedule 2 (Margin) and any such reduction or increase in the Margin shall take effect on the date falling three Business Days after receipt by the Agent of the Compliance Certificate for the Relevant Period pursuant to Clause 21.2 (Financial Testing) only in respect of any Utilisation or Rollover Utilisation to be made on or after such date provided that if an Event of Default has occurred the Margin shall be 0.55 per cent per annum until such time as the Event of Default is no longer continuing when the Margin shall again be determined in accordance with the provisions set out above.

"Margin Stock" means "margin stock" or "margin security" as defined in Regulations T, U and X.

"Material Adverse Effect"means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents or to comply with the financial covenants in Clause 21.1 (Financial Condition).

"Material Company" means, at any time, a Subsidiary of the Company which:

(a)	has profits before interest and tax (calculated on the same basis as Consolidated Earnings Before Interest and Tax), representing 10 per cent. or more of Consolidated Earnings Before Interest and Tax; and/or

(b)	has gross assets representing 10 per cent. or more of the gross assets of the Group; and/or

(c)	has turnover representing 10 per cent, or more of consolidated turnover of the Group,

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in each case calculated on a consolidated basis (but excluding Sterling Jewelers Receivables Corp.).

Compliance with the conditions set out in paragraphs (a), (b) and (c) shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest consolidated financial statements of the Group delivered pursuant to Clause 20 (Information undertakings) provided that:

(a)	if a Subsidiary has been acquired since the date as at which the latest consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group's auditors as representing an accurate reflection of the revised Consolidated Earnings Before Interest and Tax, gross assets or turnover of the Group);

(b)	if, in the case of any Subsidiary which itself has Subsidiaries, no consolidated financial statements are prepared, its consolidated earnings before interest and tax, gross assets and turnover shall be determined on the basis of pro forma consolidated financial statements of the relevant Subsidiary, prepared for this purpose by the auditors of the Company or the auditors for the time being of the relevant subsidiary; and

(c)	if any intra-group transfer or re-organisation takes place, the latest audited consolidated financial statements of the Group shall be adjusted by the auditors of the Company in order to take into account such intra-group transfer or re-organisation.

Other than in relation to any Subsidiary designated by the Company as a Material Company, a report by the auditors of the Company that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"Multiemployer Plan" means a "multiemployer plan" (as defined in Section (3)(37) of ERISA) contributed to for any employees of a U.S. Group Company or any ERISA Affiliate.

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"Obligor" means a Borrower or a Guarantor.

"Operating Lease Expenditure" means in respect of a Relevant Period all payments made by the Group under operating leases under which a member of the Group is lessee.

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

"Original Financial Statements" means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 January 2004;

(b)	in relation to each Original Obligor other than the Company, Sterling Inc, and Sterling Jewelers Inc. its audited financial statements for its financial year ended 31 January 2004;

(c)	in relation to Sterling Jewelers Inc., its audited consolidated financial statements for its financial year ended 31 January 2004; and

(d)	in relation to Sterling Inc, its unaudited financial statements for its financial year ended 31 January 2004.

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Outstandings" means the aggregate of the Base Currency Amounts of the outstanding Loans.

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

"PBGC" means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

"Permitted Indemnities" means:

(a)	any indemnities and/or guarantees given under, to, pursuant to or in relation to:

(i)	engagement letters entered into with financial or professional advisors of any member of the Group;

(ii)	trust instruments or indentures (to the extent that such indemnities are payable to any trustee(s) under such documents);

(iii)	underwriting, placing, book building or other agreements relating to the issue, subscription or sale of securities of any description;

(iv)	acquisition or sale agreements permitted pursuant to this Agreement;

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(v)	agreements or instruments of any description constituting financial indebtedness of any member of the Group which is permitted pursuant to this Agreement;

(vi)	the Securitisation which are subsisting at the date of this Agreement or any Permitted Securitisation provided that in relation to any Permitted Securitisation such guarantees or indemnities are not in respect of Financial Indebtedness (other than indebtedness incurred under paragraph (l) of the definition of Financial Indebtedness to the extent that such indebtedness is not for or in respect of moneys borrowed);

(vii)	agency agreements of any nature;

(viii)	directors or officers of any member of the Group whether under the constitutional documents of any member of the Group or otherwise;

(ix)	depositary or custodian arrangements;

(x)	share registration arrangements;

(xi)	securities transactions and settlement arrangements; and

(xii)	the Loan Notes.

(b)	any loans made, credit granted or guarantees or indemnities given by one member of the Group to another member of the Group or any liabilities, whether actual or contingent, of one member of the Group voluntarily assumed by another member of the Group; or

(c)	any credit granted by any U.S. Group Company to employees of such member of the U.S. Group Company pursuant to staff purchasing arrangements; or

(d)	any loans made, credit granted or guarantees or indemnities given by any member of the Group to directors or employees of such member of the Group not falling within (c) above, up to an aggregate amount of £250,000 (or its equivalent); or

(e)	any loans made, credit granted or guarantees or indemnities given by the Company not falling within (a) to (d) above, provided that the aggregate amount when aggregated with the amount of secured indebtedness outstanding which is permitted to subsist by virtue of paragraph (c)(vii) of Clause 22.3 (Negative Pledge) does not exceed the Threshold Amount.

"Permitted Securitisation" means:

(a)	one or more securitisations of the Receivables provided that:

(i)	the proceeds of such securitisations are applied first to refinance all or part of the Securitisation; and

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(ii)	such securitisations have a maturity date after the Termination Date, (other than any securitisation which is substantially on the same terms as the Sterling Jewelers Receivables Conduit Facility (other than as to price and tenor)) and are on substantially the same terms as the Securitisation which shall for the avoidance of doubt include the Sterling Jewelers Receivables Conduit Facility and Sterling Jewelers Receivables Master Note Trust Series 2001-2 (other than as to price and tenor) or are on a non-recourse basis and have a maturity date after the Termination Date; and

(b)	one or more securitisations of receivables owned by a company which becomes a member of the Group after the date of this Agreement provided that:

(i)	the acquisition of such company by the relevant member of the Group is permitted under this Agreement;

(ii)	the value of such company's receivables which are securitised is no more than 50% of the total value of the receivables of such company; and

(iii)	such securitisations are on a non-recourse basis and have a maturity date after the Termination Date.

"Qualifying Lender" has the meaning given to it in Clause 13 (Tax Gross-up and Indemnities).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Rates" means, in respect of a Relevant Period, all payments made by a member of the Group in respect of business rates levied by a local authority or other competent body in respect of freehold or leasehold premises owned or occupied by a member of the Group.

"Receivables" means receivables under credit card accounts of Sterling Jewelers Inc., Sterling Inc., Sterling of Columbus Inc. and/or Sterling Jewelers LLC.

"Redeemable Shares" means any issued shares in the capital of the Company (other than any deferred shares which are redeemable by the Company for an amount not exceeding £1,000 (or its equivalent) for the entire class of deferred shares) which are redeemable (other than solely at the option of the Company or for the purposes of conversion pursuant to which the entire amount payable to the shareholder is provided out of the proceeds of a fresh issue of shares for that purpose) on or before the Termination Date.

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"Reference Banks" means, in relation to LIBOR the principal London offices of HSBC Bank plc, The Royal Bank of Scotland plc and Barclays Bank PLC or such other banks as may be appointed by the Agent in consultation with the Company.

"Regulations T, U and X" means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time hereafter in effect.

"Relevant Interbank Market" means the London Interbank Market.

"Relevant Period" means each period of twelve months ending on the last day of the Company's financial year and each period of twelve months ending on the last day of the first half of the Company's financial year.

"Rents" means, in respect of a Relevant Period, all payments made by a member of the Group in respect of rents, licence fees and other moneys payable in respect of freehold or leasehold premises in which a member of the Group has an interest as lessee or licensee less all such payments made to the Group as lessor or licensor of such premises (but shall not to the extent thereof include any such payments that are linked to the turnover of any member of the Group).

"Repeating Representations" means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing Law and Enforcement), Clause 19.9 (No Default), Clause 19.10 (No Misleading Information), paragraph (c) of Clause 19.11 (Financial Statements), Clause 19.12 (Pari Passu Ranking) to Clause 19.14 (No Security) and Clause 19.17 (ERISA and Multiemployer Plans) to Clause 19.20 (Intellectual Property).

"Resignation Letter" means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

"Rollover Utilisation" means a Utilisation by way of Loan:

(a)	made or to be made on the same day that a maturing Utilisation by way of Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Utilisation by way of Loan;

(c)	in the same currency as the maturing Utilisation by way of Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a Currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Utilisation by way of Loan.

"Screen Rate" means in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

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"SEC" means the United States Securities and Exchange Commission or any successor thereto.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Securitisation" means each of (i) the private placement pursuant to which Sterling Jewelers Receivables Master Note Trust has issued Class A, Class B, Class C and Class D Asset Backed Certificates (Series 2001-A) in a maximum aggregate amount of $251,000,000 in respect of such Class A, Class B and Class C Asset Backed Certificates and $26,348,100 in respect of such Class D Asset Backed Certificates, (ii) the Sterling Jewelers Receivables Conduit Facility and (iii) the Sterling Jewelers Receivables Master Note Trust, Series 2001-2.

"Specified Time" means a time determined in accordance with Schedule 11 (Timetables).

"Sterling Jewelers Receivables Conduit Facility" means the facility entered into by certain U.S. Group Companies on 18 May 2001 and which comprises the securitisation of the Receivables for a fluctuating amount.

"Sterling Jewelers Receivables Master Note Trust, Series 2001-2" means the facility entered into by certain of the U.S. Group Companies on 2 November 2001 which comprises the securitisation of the Receivables for fixed amounts.

"Subsidiary" means a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Taxes Act" means the Income and Corporation Taxes Act 1988.

"Termination Date" means the date falling 60 Months after the date hereof.

“Threshold Amount” means the greater of:

(a)	$50,000,000; and

(b)	5% of Consolidated Tangible Net Worth.

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"Total Commitments" means the aggregate of the Commitments being $390,000,000 at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"UK Listing Rules" means the Listing Rules as published by the UK Listing Authority in its Sourcebook of rules and guidance from time to time.

"Unfunded Pension Liability" means the excess of an Employee Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan's assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"U.S." and "United States" means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

"U.S. Borrower" means a Borrower whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

"U.S. Group Company" means any U.S. Borrower or U.S. Guarantor.

"U.S. Guarantor" means a Guarantor whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

"Utilisation" means a utilisation of the Facility and any Loan issued or to be issued pursuant to that utilisation.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 4 (Requests).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	"assets" includes present and future properties, revenues and rights of every description;

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(ii)	"Barclays Capital" is a reference to Barclays Capital, the investment banking division of Barclays Bank PLC;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, restated, varied or novated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vi)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	save in relation to the definition of the UK Listing Rules, a provision of law is a reference to that provision as amended or re-enacted;

(viii)	a Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ix)	a time of day is a reference to London time; and

(x)	indebtedness incurred on a "non-recourse basis" means any indebtedness incurred in connection with any receivables in respect of which the person or persons to whom such indebtedness is or may be owed by the relevant debtor (whether or not a member of the Group) have no recourse whatsoever for the repayment of or payment of any sum relating to such indebtedness other than:

(A)	recourse to such debtor for amounts limited to the amount of such receivables; and/or

(B)	recourse to such debtor for the purpose only of enabling amounts to be claimed in respect of such indebtedness in an enforcement of any encumbrance given by such debtor over such receivables or other proceeds deriving therefrom to secure such indebtedness; and/or

(C)	recourse to such debtor generally, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the person against whom such recourse is available.

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(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

"$" and "dollars" denote lawful currency of the United States of America, "£" and "sterling" denotes lawful currency of the United Kingdom and "EUR" and "euro" means the single currency unit of the Participating Member States.

1.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

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SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Lenders' rights and obligations

(a)	The obligations of each Lender under the Finance Documents are several. Failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Lender under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Lender from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility:

(a)	towards the refinancing (directly or indirectly) of existing indebtedness of the Group (including the Existing Facilities); and

(b)	for working capital requirements and general corporate purposes of the Group,

and each Borrower shall apply all amounts raised by it hereunder in or towards satisfaction of such purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

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4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Utilisation, no Event of Default is continuing or would result from the proposed Utilisation, and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is sterling or euros or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

(c)	If the euro constitutes an Optional Currency at any time, a Loan will only be made available in the euro unit or any other units of the euro agreed by the Majority Lenders.

4.4	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request if as a result of a proposed Utilisation the total number of Loans outstanding would exceed 12.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a Currency) shall not be taken into account in this Clause 4.4.

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SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected in relation to a Loan is the Base Currency, a minimum of $5,000,000 and thereafter an integral multiple of $1,000,000 or if less, the Available Facility; or

(ii)	if the currency selected in relation to a Loan is sterling, a minimum amount of £2,500,000 and thereafter in integral multiples of £500,000 or if less, a Base Currency Amount equal to the Available Facility; or

(iii)	if the currency selected in relation to a Loan is euros, a minimum amount of euros 5,000,000 and thereafter in integral multiples of euros 1,000,000 or, if less, a Base Currency Amount equal to the Available Facility; or

(iv)	if the currency selected is an Optional Currency other than sterling, the minimum amount (or an integral multiple, if required) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, a Base Currency Amount equal to the Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Utilisation available through its Facility Office.

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(b)	The amount of each Lender's participation in each Utilisation will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Utilisation.

(c)	The Agent shall notify each Lender of the amount, currency and the Base Currency Amount of each Utilisation at the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	the Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Utilisation by way of Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the maturing Loan that is due to be repaid to the extent it is re-drawn) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Participation in a Loan

Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' Participation).

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan or to allow them to remain outstanding:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of the applicable grace period permitted by law).

8.2	Change of control

(a)	If any persons or group of persons acting in concert gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	if the Majority Lenders so require, the Agent shall, by not less than five days notice to the Company, cancel the Facility and declare all Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such Outstandings will become immediately due and payable.

(b)	For the purpose of paragraph (a) above "control" means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

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(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(C)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(ii)	the holding of more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate in a distribution of either profits or capital or whose right to so participate is to participate only up to a specified amount).

(c)	For the purpose of paragraph (a) above, "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal) actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company to obtain or consolidate control of the Company.

8.3	Unlawfulness

If it is or it becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents then the Company shall promptly notify the Agent upon becoming aware of that event and, if the Majority Lenders so require, the Agent shall, by not less than five days notice to the Company, cancel the Facility and declare all Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such Outstandings will become immediately due and payable.

8.4	Voluntary cancellation

The Company may, if it gives the Agent not less than three days (or such shorter period as the Majority Lenders may agree) prior notice which is then irrevocable, cancel the whole or any part (being a minimum amount of $5,000,000 (and an integral multiple of $1,000,000 thereafter)) of the Available Facility. Any cancellation under this Clause 8.4 shall reduce the Commitments of the Lenders rateably.

8.5	Voluntary prepayment of Loans

A Borrower to which a Loan has been made may, if it gives the Agent not less than 3 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being in a minimum amount of $5,000,000).

8.6	Right of repayment and cancellation in relation to a Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax Gross-up); or

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(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased Costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

8.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

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SECTION 5
COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period, (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

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10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of fourteen days or, one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(c)	During the period from 15 November to 24 December (inclusive) in any year and at any time during the period of one month commencing on the date hereof, a Borrower (or the Company) may select an Interest Period for a Loan of 7 days.

(d)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(e)	The Interest Period for a Loan shall start on its Utilisation Date.

(f)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market Disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

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(b)	In this Agreement "Market Disruption Event" means in relation to a Loan:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	A Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 40 per cent. of the applicable Margin per annum from time to time on that Lender's Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

12.2	Front End Fee

The Company shall pay to the Agent (for account of each of the persons who are Lenders on the date of this Agreement) a front end fee in the amount and at the times agreed in a Fee Letter.

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12.3	Agency Fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

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SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Clause 13:

"Protected Party" means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means (on the date a payment falls due) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and which is:

(i)	within the charge to the United Kingdom corporation tax as respects that payment and that is a Lender in respect of an advance made by a person that was a bank (as defined for the purpose of Section 349 of the Taxes Act in Section 840A of the Taxes Act) at the time that advance was made; or

(ii)	a Treaty Lender with respect to the United Kingdom.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax Gross-up) or a payment under Clause 13.3 (Tax Indemnity).

"Treaty Lender" means, in respect of a jurisdiction, a Lender entitled under the provisions of a double taxation treaty to receive payments of interest from a person resident in such jurisdiction without a Tax Deduction (subject to the completion of any necessary procedural formalities).

(b)	In this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion (acting reasonably) of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

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(b)	The Company or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent in reasonable detail of the event by reason of which such Obligor must make a Tax Deduction provided that nothing in this Clause 13.2 shall require such Lender to disclose any confidential information relating to the organisation of its affairs. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor in one of the circumstances set out in paragraph (d) below, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The circumstances referred to in paragraph (c) above are where a person entitled to the payment:

(i)	is the Agent (on its own behalf); or

(ii)	is a Qualifying Lender, unless such Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the Tax Deduction is required to be made as a result of the failure of such Lender to comply with paragraph (g) below of this Clause 13.2; or

(iii)	would have been a Qualifying Lender but for any change after the date of this Agreement in (or in the general interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority.

For the avoidance of doubt, no Obligor shall be obliged to make any payment under this Clause 13.2 (Tax gross-up) to a Lender which is not a Qualifying Lender save when such Lender is not or ceases to be a Qualifying Lender to the extent referred to in paragraph (d) (iii) above.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) that any appropriate payment has been paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate promptly in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

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13.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated and if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(ii)	to any Tax Deduction required by law.

(c)	A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Agent in reasonable detail of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company provided that nothing in this Clause 13.3 shall require a Protected Party to disclose any confidential information relating to the organisation of its affairs.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document save where such cost, loss or liability is attributable to the default or negligence of any Finance Party.

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13.6	Value added tax

(a)	All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall, subject to provision of a VAT invoice, pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time, subject to provision of a VAT invoice, pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation, in each case made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent in reasonable detail of the event giving rise to the claim, following which the Agent shall promptly notify the Company provided that nothing in this Clause 14.2 shall require such Finance Party to disclose any confidential information relating to the organisation of its affairs.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

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14.3	Exceptions

(a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax Indemnity) (or would have been compensated for under Clause 13.3 (Tax Indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 13.3 (Tax Indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or arises from a failure by the relevant Finance Party or its Affiliates to comply with any request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law).

(b)	In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

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(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Lenders);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender or the Agent); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross-up and Indemnities), or paragraph 3 of Schedule 5 (Mandatory costs formulae) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

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(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement,

subject to the limit specified in a letter dated 23 September 2004 from the Agent to the Company.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of Currency), the Company shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs
The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7
GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

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(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

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18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.9	Limitation on U.S. Guarantors

Any term or provision of this Clause 18 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any U.S. Guarantor shall be liable hereunder shall in no event exceed an amount equal to the largest amount that would not render such U.S. Guarantor's obligations hereunder, subject to avoidance under applicable United States federal or state law relating to fraudulent transfer (including section 548 of the Bankruptcy Code of the U.S. or any applicable provisions of comparable state law).

18.10	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of this Agreement then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

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SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement with respect to itself and the Company makes the representations set out in this Clause 19 with respect to each member of the Group to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors) legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group;

(c)	any agreement or instrument binding upon it or any Material Company or any of its or any Material Company's assets; or

(d)	any agreement or instrument binding upon any member of the Group (other than an Obligor or a Material Company) or any member of the Group's (other than an Obligor's or a Material Company's) assets in any material respect.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

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(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

Provided that each Original Lender is a Qualifying Lender and the necessary procedural formalities in the case of a Treaty Lender to make payments without deduction of tax have been completed prior to the date of such payment, it is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is a party.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No default

(a)	No Event of Default is continuing or will result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of the Subsidiaries or to which its (or its Subsidiaries') assets are subject which would have a Material Adverse Effect.

19.10	No misleading information

All written information supplied by any member of the Group is true, complete and accurate in all material respects (to the best of the Company's knowledge and belief) as at the date it was given and is not misleading in any material respect as at such date.

19.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements give a true and fair view and fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

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(c)	There has been no change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date of the latest financial statements made available to the Agent pursuant to Clause 20.1 (Financial Statements) which would have a Material Adverse Effect.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

19.14	No Security

Save as permitted pursuant to Clause 22.3 (Negative Pledge), no Security exists over all or any of the present or future revenues or assets any member of the Group.

19.15	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.16	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

19.17	ERISA and Multiemployer Plans

(a)	Neither any U.S. Group Company nor any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the five calendar years immediately preceding the date of this Agreement made or accrued an obligation to make contributions to any Multiemployer Plan to an extent or in a manner which would reasonably be expected to have a Material Adverse Effect.

(b)	Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

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(c)	Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, to the knowledge of the U.S. Group Company, nothing has occurred since the date of such determination that would be reasonably likely to adversely affect such determination (or, in the case of an Employee Plan with no determination, nothing has occurred that would materially adversely affect such qualification save where any such event would not reasonably be expected to have a Material Adverse Effect).

(d)	The fair market value of the assets of each Employee Plan subject to Title IV of ERISA is at least equal to the present value of all accumulated benefit obligations under each such Employee Plan (based on the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code) for the applicable plan year as of the date of the most recent financial statement reflecting such amounts or, if additional contributions are required to make the Employee Plan sufficient, the U.S. Group Company does not believe that such would reasonably be expected to have a Material Adverse Effect.

(e)	There are no actions, suits or claims pending against an Employee Plan (other than routine claims for benefits) or, to the knowledge of the Company, any U.S. Group Company or any ERISA Affiliate threatened, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(f)	Each U.S. Group Company and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(g)	Neither any U.S. Group Company nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions, which actions would not reasonably be expected to have a Material Adverse Effect.

(h)	Neither any U.S. Group Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect.

19.18	Margin Stock

(a)	No U.S. Group Company is engaged in the business of extending credit for the purpose of "purchasing" or "carrying" any Margin Stock.

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(b)	None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation U or Regulation X.

(c)	No U.S. Group Company or any agent acting on its behalf has taken or will take any action which might cause the Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

19.19	Investment Companies

No U.S. Group Company is an "investment company" or an "affiliated person" of an "investment company" as such terms are defined in the Investment Company Act of 1940 of the United States nor a "holding company" or an "affiliate" as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended, of the United States.

19.20	Intellectual Property

The Company and each Material Subsidiary owns, is licensed to use or has the right to use, all trade marks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property") except for those the failure to own or licence or have the right to use could not reasonably be expected to have a Material Adverse Effect. No claim which could reasonably be expected to be adversely determined and, if adversely determined, to have a Material Adverse Effect has been asserted and is pending by any person challenging the use of any such Intellectual Property, nor does the Company know of any valid basis for such a claim. The use of such Intellectual Property by the Company and each Material Subsidiary does not infringe on the rights of any person, except for such claims and infringements that, in aggregate, could not reasonably be expected to have a Material Adverse Effect.

19.21	Anti-Terrorism Laws

(a)	None of the Obligors or, to the knowledge of any of the Obligors, any of their Affiliates, is in violation of the U.S. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (together the "Anti-Terrorism Laws").

(b)	No Obligor or, to the knowledge of any of the Obligors, any of their Affiliates, or their respective brokers or other agents acting or benefiting in any capacity in connection with the Facility, is any of the following:

(i)	a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

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(ii)	a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)	a person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

(v)	a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(c)	No Obligor or, to the knowledge of any Obligor, any of its brokers or other agents acting in any capacity in connection with the Facility (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

19.22	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days (or, in the case of each Obligor other than the Company, 180 days) after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

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(ii)	subject to paragraph (a) of Clause 20.3 (Requirements as to financial statements) the audited and in the case of Sterling Jewelers Inc. only consolidated financial statements of each Obligor for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each half of each of its financial years, its consolidated financial statements for that financial half year.

20.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 20.1 (Financial Statements), a Compliance Certificate as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by a director of the Company.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) (other than those for Sterling Inc. and Sterling Jewelers Inc. which shall only be required to be audited in accordance with this paragraph (a) if so required by law) has been audited by KPMG Audit Plc or (in the case of a U.S. Group Company an affiliate of KPMG Audit Plc in the United States) or another internationally recognised firm or company of independent auditors.

(b)	The Company shall ensure that the accounting reference period for each Obligor is not changed except with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed).

(c)

(i)	The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any such set of financial statements, it notifies the Agent that an Obligor wishes to prepare its financial statements on a different basis from the basis used in the preparation of the Original Financial Statements (other than by reason of a change in GAAP or the accounting practices generally accepted in the United Kingdom) and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

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(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

(ii)	If the Company notifies the Agent of a change in accordance with paragraph (c)(i) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Agent shall (if so requested by the Majority Lenders) instruct the auditors of the Company or independent accountants (approved by the Company or, in the absence of such approval within 5 days of request by the Agent of such approval, a firm with recognised expertise) to determine any amendment to Clause 21 (Financial covenants), Clause 1.1 (Definitions) and any other terms of this Agreement which the auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by the auditors, or as the case may be, accountants. The cost and expense of the auditors or accountants shall be for the account of the Company.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents (other than those that deal with routine matters) dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against any member of the Group, and which would, if adversely determined, have a Material Adverse Effect; and

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(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.5	Notification of default

(a)	The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Company is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by one of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	The Company shall ensure that each member of the Group will promptly inform the Agent of any (i) default or event of default under any Contractual Obligation of any member of the Group or (ii) litigation, investigation or proceeding which exists at any time between any member of the Group and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect.

20.6	ERISA-Related Information

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly and in any event within thirty days after any U.S. Group Company and each ERISA Affiliate (each, a "Relevant Company") knows or has reason to know that any ERISA Event which, individually or when aggregated with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect has occurred, the written statement of the Chief Financial Officer of such Relevant Company describing such ERISA Event and the action, if any, which it proposes to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; providing that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 15-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event;

(b)	promptly, and in any event within thirty days, after becoming aware that there has been (A) a material increase in Unfunded Pension Liabilities, taking into account only Employee Plans with positive Unfunded Pension Liabilities; (B) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Company and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans; (C) the adoption of, or the commencement of contributions to, any Employee Plan subject to Section 412 of the Code by any Obligor or any ERISA Affiliate; or (D) the adoption of any amendment to an Employee Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of any Obligor, the detailed written description thereof from the Chief Financial Officer of each Relevant Company; and

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(c)	simultaneously with the date that any Relevant Company files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

20.7	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of the Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

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(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.8	Anti-Terrorism Law

No Obligor shall (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) of Clause 19.21 (Anti-Terrorism Laws) above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Original Borrower shall deliver to the Agent a certificate in a form to be agreed requested from time to time by the Agent in its reasonable discretion, confirming the Obligors' compliance with this Clause 20.8).

20.9	Embargoed Person

At all times through the term of the Facility, the Obligors will use reasonable efforts to ensure that the funds or assets that are used to repay the Facility shall not, to such Obligor's knowledge, constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under U.S. law that is identified on (1) the "List of Specially Designated Nationals and Blocked Persons" maintained by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury or on any other similar list maintained by OFAC pursuant to any authorising statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder or (2) the Executive Order, any related enabling legislation or any other executive order issued for the same general purpose as the Executive Order.

20.10	Anti-Money Laundering

At all times throughout the term of the Facility, the Obligors will use reasonable efforts to ensure that none of the funds of such Obligor that are used to pay the Facility shall be derived from any unlawful activity.

21.	FINANCIAL COVENANTS

21.1	Financial Condition

The Company shall ensure that from the date of this Agreement up to and including the Termination Date:

(a)	Consolidated Tangible Net Worth shall not at any time be less than £400,000,000;

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(b)	the ratio of Consolidated Net Debt to Consolidated EBITDA for each Relevant Period shall not exceed 3:1;

(c)	the ratio of EBITARR to Consolidated Net Interest Expenditure plus Rents, Rates and Operating Lease Expenditure for the Relevant Period shall be or shall exceed 1.4:1.

21.2	Financial testing

The financial covenants set out in Clause 21.1 (Financial Condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	on request, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(ii)	enter into any other preferential arrangement having a similar effect,

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in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances or the netting or set-off of payments under any derivative transaction documented on market standard terms using an ISDA Master Agreement and entered into in the ordinary course of business of the relevant member of the Group in connection with the protection against or benefit from the fluctuation in any rate or price;

(ii)	any lien arising by operation of law and in the ordinary course of business;

(iii)	any Security over or affecting (or transaction ("Quasi-Security") described in paragraph (b) affecting) any asset acquired by a member of the Group concluded after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(iv)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(v)	any Security created or arising in the ordinary course of business of the relevant member of the Group as conducted at the date hereof which is specified below:

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(A)	title transfer or retention arrangements provided for under the terms and conditions applicable to stock supplies made to the relevant member of the Group in the ordinary course of trading;

(B)	Security over or affecting any assets of any member of the Group incorporated in any state of the United States of America where the Security is created for the purpose of securing the payment of any taxes of such Subsidiary which are not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently prosecuted provided that adequate reserves with respect thereto are maintained in the accounts of such Subsidiary in accordance with generally accepted accounting principles in the United States of America, unless and until any lien resulting therefrom attaches to its property and becomes enforceable against its other creditors;

(C)	carriers', warehousemen's, mechanics', materialmens', repairmens' or other liens arising in the ordinary course of business of any member of the Group which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings diligently prosecuted;

(D)	subordinations of leaseholders' interests in retail property to the interest of mortgagees of the fee interests therein in the ordinary course of business of any member of the Group incorporated in any state of the United States of America;

(E)	pledges or deposits by any member of the Group incorporated in any state of the United States of America where the pledges or deposits are created for the purpose of securing the payment of any workmen's compensation, unemployment insurances, social security or other similar public or statutory payment which that member of the Group is required to make pursuant to the federal, or as the case may be state or municipal, laws of the United States;

(F)	liens or other Security in respect of accounts receivable arising under and in accordance with the terms of receivables financing arrangements provided that (except in relation to any Security referred to in paragraph (vi) below) such terms have been fully disclosed to the Agent prior to the date hereof or are previously approved by the Majority Lenders; or

(G)	Security over rental or other deposits made in the ordinary course of business of any member of the Group aggregating together not more than £1,000,000 (or the equivalent thereof);

(vi)	any Security arising under the terms of or constituted by the Securitisation and/or any Security over any receivables and/or the rights relating thereto arising under the terms of or constituted by any Permitted Securitisation; and

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(vii)	any Security securing indebtedness not permitted under paragraphs (i) to (vi) above up to an aggregate principal amount which when aggregated with the amount which is permitted to be outstanding by virtue of paragraph (e) of the definition Permitted Indemnities does not exceed the Threshold Amount (or its equivalent in another currency or currencies).

22.4	Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	of stock in trade in the ordinary course of trading;

(ii)	on arm's length terms of businesses, subsidiaries or other assets, the value of which do not in aggregate in any one financial year of the Company exceed the level of a Class 1 Transaction;

(iii)	of assets to an Obligor;

(iv)	of cash;

(v)	of shop premises in the ordinary course of business and on arm's length commercial terms;

(vi)	of Receivables in connection with the Securitisation;

(vii)	of Receivables or any receivables, as the case may be, in connection with any Permitted Securitisation; or

(viii)	of assets in exchange for other assets comparable or superior as to type, value or quality.

22.5	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction other than a solvent reconstruction or reorganisation or any amalgamation, demerger, merger or corporate reconstruction to which the Agent has consented in writing acting on the instructions of the Majority Lenders (such consent and instructions not to be unreasonably withheld or delayed).

22.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group as a whole from that carried on at the date of this Agreement.

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22.7	Insurance

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.8	Acquisitions

No Obligor shall (and the Company shall ensure no other member of the Group shall) acquire or invest in any assets, revenues, shares, business or undertaking without the prior written consent of the Majority Lenders other than (a) stock in trade in the normal course of trading or (b) assets the aggregate value of which in any financial year of the Company does not exceed an amount (or its equivalent in sterling) equal to a Class 1 Transaction provided that the amount of any indebtedness acquired as part of any such acquisition or investment shall be treated as part of the cost of such acquisition or investment.

22.9	Loans and Guarantees

No Obligor shall (and the Company shall ensure that no member of the Group will) (save in the ordinary course of business including, without limitation, the giving of guarantees of leasehold obligations in the ordinary course of business) make any loans, grant any credit or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person save in each case for Permitted Indemnities.

22.10	Federal Reserve Regulations

Each U.S. Borrower will use the Facilities without violating Regulations T, U and X.

22.11	Compliance with ERISA

No Obligor shall:

(a)	allow, or permit any of its ERISA Affiliates to allow, (i) any Employee Plan with respect to which any U.S. Group Company or any of its ERISA Affiliates may have any liability to terminate, (ii) any U.S. Group Company or ERISA Affiliates to withdraw from any Employee Plan or Multiemployer Plan, (iii) any ERISA Event to occur with respect to any Employee Plan, or (iv) any Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to exist involving any of its Employee Plans; to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, is reasonably likely to have a Material Adverse Effect;

(b)	allow, or permit any of its ERISA Affiliates to allow, (i) an Unfunded Pension Liability (taking into account only Employee Plans with positive Unfunded Pension Liability); or (ii) any potential withdrawal liability under Section 4201 of ERISA, if the Company and its ERISA Affiliates were to completely or partially withdraw from all Multiemployers Plans to the extent that any of the events described in (i) or (ii), singly or in the aggregate, is reasonably likely to have a Material Adverse Effect; or

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(c)	fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if such non-compliances, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

22.12	Compliance with U.S. Regulations

No Obligor shall (and the Company shall ensure that no other member of the Group will) become an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the 1940 Act. Neither the making of any Loan, or the application of the proceeds or repayment thereof by any U.S. Group Company nor the consummation of the other transactions contemplated hereby will violate any provision of such act or any rule, regulation or order of the SEC thereunder.

22.13	Guarantor Cover

(a)	If the aggregate gross assets, consolidated turnover, or Consolidated Earnings Before Interest and Tax (determined pursuant to Clause 21 (Financial Covenants)) of the Guarantors (excluding intra-Group items) are at any time less than 75 per cent. of the gross assets, consolidated turnover or Consolidated Earnings Before Interest and Tax of the Group at that time, then within 30 days of becoming aware of this fact the Company shall procure that sufficient Additional Guarantors accede to this Agreement in accordance with Clause 25.2 (Additional Guarantors) to ensure that after such accession the aggregate, gross assets, consolidated turnover and Consolidated Earnings Before Interest and Tax of the Guarantors (excluding intra-Group items) are not less than 75 per cent. of the gross assets, consolidated turnover and Consolidated Earnings Before Interest and Tax of the Group at such time.

(b)	For the purpose of this Clause:

(i)	gross assets, consolidated turnover and Consolidated Earnings Before Interest and Tax will be determined from the most recently financial statements delivered pursuant to Clause 20 (Information undertakings);

(ii)	if a company becomes a member of the Group after the latest audited financial statements of the Group have been prepared the gross assets, consolidated turnover or Consolidated Earnings Before Interest and Tax of that Company shall be determined from its latest financial statements;

(iii)	the gross assets, consolidated turnover or Consolidated Earnings Before Interest and Tax of the Group will be determined from the latest financial statements of the Group delivered pursuant to Clause 20 (Information undertakings) adjusted to reflect the disposal of any company disposed of or acquired after the date of such financial statements; and

(iv)	gross assets does not include goodwill.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default.

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23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within two Business Days of its due date.

23.2	Financial Covenants

Any requirement of Clause 21 (Financial Covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) or Clause 23.2 (Financial Covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty-one days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or Material Company is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or Material Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or Material Company is cancelled or suspended by a creditor of any Obligor or Material Company as a result of an event of default (however described).

(d)	Any creditor of any Obligor or Material Company becomes entitled to declare any Financial Indebtedness of that Obligor or Material Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent).

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23.6	Insolvency

(a)	An Obligor or Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or Material Company is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or Material Company.

(d)	Any U.S. Group Company which is a Material Company shall:

(i)	apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	make a general assignment for the benefit of its creditors;

(iii)	commence a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(iv)	file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)	take any corporate action for the purpose of effecting any of the foregoing with respect to itself.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Company (other than

(i)	a solvent reorganisation of any Obligor or Material Company (other than the Company)); or

(ii)	in respect of any corporate action, legal proceedings or other procedure or step in connection with a winding-up which is frivolous or vexatious and which is stayed, discharged, dismissed or satisfied within 14 days of the date on which the relevant Obligor or Material Company became aware of the same;

(b)	a composition, assignment or arrangement with any creditor of any Obligor or Material Company;

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(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of any Obligor or Material Company (other than the Company)), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Material Company (other than the Company) or a substantial part of its assets; or

(d)	enforcement of any Security over any assets of any Obligor or Material Company;

(e)	in respect of any U.S. Group Company, a proceeding or case shall be commenced, without the application or consent of such U.S. Group Company, in any court of competent jurisdiction, seeking:

(i)	its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the U.S. Group Company or of all or any substantial part of its property; or

(iii)	similar relief in respect of the U.S. Group Company under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (i) – (iii) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days, or an order for relief against the U.S. Group Company shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended.

or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects the whole or any substantial part of the assets of an Obligor or Material Subsidiary having an aggregate value of at least $10,000,000 and is not discharged within 14 days.

23.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

23.10	Repudiation

An Obligor repudiates a Finance Document.

23.11	Material adverse change

Any ERISA Event shall have occurred, or Clause 22.11 (Compliance with ERISA) shall be breached and the liability of a U.S. Group Company or its ERISA Affiliates either individually or in the aggregate related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches would have or would be reasonably expected to have a Material Adverse Effect.

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23.12	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	at any time after the occurrence of an Event of Default under Clause 23.6 (Insolvency) or Clause 23.7 (Insolvency Proceedings) in respect of any U.S. Group Company, the loans made to such U.S. Group Company shall automatically become immediately due and payable without notice from the Agent (together with accrued interest and commission thereon and any other sums then owed by such U.S. Group Company hereunder).

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SECTION 9
CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

in each case subject to a minimum amount assigned or transferred of $7,500,000 (or its equivalent) to another bank or financial institution (the "New Lender").

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or whilst an Event of Default is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 24.6 (Procedure for Transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross-up and Indemnities) or Clause 14 (Increased Costs),

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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment to Federal Reserve Bank

In addition to any other assignments or participation rights provided in this Clause 24, each Lender may assign and pledge all or any portion of its Loans and the other obligations owed to such Lender, without notice to or consent of any Party, to any Federal Reserve Bank pursuant to Regulation A of the Board of Governors of the Federal Reserve Bank and any operating circular issued by such Federal Reserve Bank; provided, however, that, (a) no Lender shall, as between the relevant Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (b) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

24.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $1,750.

24.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

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(iv)	the New Lender shall become a Party as a "Lender".

24.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 ("Know your customer" checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part II of Schedule 3 (Conditions precedent).

25.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

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25.4	Resignation of a Guarantor

The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter. The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case).

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SECTION 10
THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

26.1	Appointment of the Agent

(a)	Each of the Mandated Lead Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Mandated Lead Arrangers and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(c)	The Agent shall promptly notify the Lenders of any Default arising under Clause 23.1 (Non-payment).

(d)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

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(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

26.7	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable to the Lenders for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

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26.8	Responsibility for documentation

Neither the Agent nor the Mandated Lead Arrangers:

(a)	are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or a Mandated Lead Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

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26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in London, England as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (with the consent of the Company, not to be unreasonably withheld or delayed and not to be required if an Event of Default is continuing,) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (with the consent of the Company, not to be unreasonably withheld or delayed and not to be required if an Event of Default is continuing,) may appoint a successor Agent (acting through an office in London, England).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

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26.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

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(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE LENDERS

28.1	Payments to Lenders

If a Lender (a "Recovering Lender") receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Lender shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 29.5 (Partial Payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 29.5 (Partial Payments).

28.3	Recovering Lender's rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of Payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

(a)	each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

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(b)	that Recovering Lender's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Lenders of the legal or arbitration proceedings; and

(ii)	the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

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SECTION 11
ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

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(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.	SET-OFF

Whilst an Event of Default is continuing a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company and the Original Obligors, that identified with its name below;

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(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or details of a specified department or officer or change of address or fax number or details of a specified department or officer pursuant to Clause 31.2 (Addresses) or changing its own address or fax number or details of a specified department or officer, the Agent shall notify the other Parties.

31.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or in the case of any Utilisation in sterling, 365 days) or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Default", "Event of Default", "Financial Indebtedness", "Indebtedness for Borrowed Money", "Majority Lenders", "Material Company" and "Security" in Clause 1.1 (Definitions);

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(ii)	the definition of "indebtedness" in Clause 1.2 (Construction);

(iii)	an extension to the date of payment of any amount under the Finance Documents;

(iv)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

(v)	a change in Commitment;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Lenders' Rights and Obligations), Clause 3 (Purpose), Clause 4 (Conditions of Utilisation), Clause 5 (Utilisation), Clause 15 (Other Indemnities), Clause 21.1 (Financial Condition), Clause 22.3 (Negative Pledge), Clause 23.1 (Non-payment), Clause 24 (Changes to the Lenders), Clause 28.2 (Redistribution of Payments) or this Clause 35 (Amendments and Waivers), shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers may not be effected without the consent of the Agent or the Mandated Lead Arrangers.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12 GOVERNING LAW AND ENFORCEMENT
37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company at Zenith House, The Hyde, Colindeep Lane, Colindale, London NW9, marked for the attention of the Group Treasurer as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

38.3	Waiver of Jury Trial

EACH OF THE FINANCE PARTIES IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1 THE ORIGINAL PARTIES

Part I The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)

Signet Group plc	00477692

Name of Original Guarantor	Registration number (or equivalent, if any)

Signet Group plc	00477692

H. Samuel Limited	00146570

Sterling Inc.	an Ohio corporation

Sterling Jewelers Inc.	a Delaware corporation

Checkbury Limited	01131608

Signet Holdings Limited	03769622

Ernest Jones Limited	03768966

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Part II
The Original Lenders

Name of Original Lender	Commitment ($)

Barclays Bank PLC		75,000,000

HSBC Bank plc		75,000,000

The Royal Bank of Scotland plc		75,000,000

Wachovia Bank, N.A.		75,000,000

Fifth Third Bank		30,000,000

Mizuho Corporate Bank, Ltd		30,000,000

National City Bank		30,000,000

Total Commitments	$3	90,000,000

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SCHEDULE 2 MARGIN

Margin (per cent. per annum) Consolidated Net Debt: Consolidated EBITDA for the Relevant Period

Equal to or less than 1:1	Greater than 1:1 but equal to or less than 1.5:1	Greater than 1.5:1 but equal to or less than 2:1	Greater than 2:1

0.40	0.45	0.50	0.55

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SCHEDULE 3 CONDITIONS PRECEDENT

Part I Conditions precedent to initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a good standing certificate (including verification of tax status) with respect to each U.S. Group Company, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Group Company's jurisdiction of incorporation or organisation.

(c)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	A letter from the Company to its subsidiaries which are to become Original Guarantors under this Agreement consenting, where necessary, under the articles of association of each such company to it entering into this Agreement as a Guarantor.

(f)	A certificate from each Original Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on such Original Obligor to be exceeded.

(g)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

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2.	Legal opinions

(a)	A legal opinion of Clifford Chance, legal advisers to the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion from Weil, Gotshal & Manges LLP, special U.S. counsel to the Company.

(c)	A legal opinion of the in-house counsel of Sterling Inc.

3.	Other documents and evidence

(a)	The Original Financial Statements of each Original Obligor.

(b)	Evidence that the fees then due from the Company pursuant to Clause 12 (Fees) have been paid or will be paid by the first Utilisation Date.

(c)	Evidence that the Company has given notice of prepayment and cancellation pursuant to, and to the extent permitted under, the Existing Facilities and has delivered an authorisation to the Agent to apply the proceeds of the First Utilisation hereunder in discharge of all outstandings under the Existing Facilities.

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Part II
Conditions Precedent required to be delivered
by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	Each Obligor which is a U.S. Group Company, a certificate of the Chief Financial Officer of such Obligor stating that the respective company is Solvent after giving effect to the initial Loans, the application of the proceeds thereof in accordance with Clause 3 (Purpose) and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated hereby. For purposes of this certificate, "Solvent" means with respect to such Obligor on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person's ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person's property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

4.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party if required by the laws of its jurisdiction of incorporation provided that no such resolution will be required for an Obligor incorporated in England and Wales.

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7.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document as regards the Additional Obligor.

10.	If available, the latest audited financial statements of the Additional Obligor.

11.	A legal opinion of Clifford Chance, legal advisers to the Agent in England.

12.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Additional Obligor in the jurisdiction in which the Additional Obligor is incorporated.

13.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 38.2 (Service of Process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

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SCHEDULE 4 REQUESTS

Utilisation Request

From:	[Borrower]/[The Company]

To:	[Agent]

Dated:

Dear Sirs

Re: $390,000,000 Multicurrency Revolving Facilities Agreement
(the "Facilities Agreement")

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

1.	We request a Utilisation by way of a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

2.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Loan should be credited to [account].

4.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory [for]/[by]

[name of relevant Borrower]/[The Company on behalf of [name of relevant Borrower]]

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SCHEDULE 5 MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C (B – D) + E × 0.01 100 – (A + C)	per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01 300	per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

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C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

5.1	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2	"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1	the jurisdiction of its Facility Office; and

8.2	any other information that the Agent may reasonably require for such purpose.

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Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 6 FORM OF TRANSFER CERTIFICATE

To:      HSBC Bank plc as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

Re: $390,000,000 Multicurrency Revolving Facilities Agreement
(the "Facilities Agreement")

We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

1.	We refer to Clause 24.6 (Procedure for Transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.6 (Procedure for Transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

2.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 24.5 (Limitation of Responsibility of Existing Lenders).

3.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

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(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.][1]

4.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender] [New Lender]

By: By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

HSBC Bank plc

By:

[1] Include if New Lender comes within sub-paragraph [(i)(B) of the definition of Qualifying Lender].

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SCHEDULE 7 FORM OF ACCESSION LETTER

To:      HSBC Bank plc as Agent

From:  [Subsidiary] and Signet Group plc

Dated:

Dear Sirs

Re: $390,000,000 Multicurrency Revolving Facilities Agreement
(the "Facilities Agreement")

We refer to the Facilities Agreement. This is an Accession Letter. Terms defined in the Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

1.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement as an Additional Guarantor pursuant to Clause 25.2 (Additional Guarantors) of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

2.	[Subsidiary's] administrative details are as follows:

Address:

Fax No:

Attention:

3.	This letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

Signet Group plc	[Subsidiary]

By:	By:

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SCHEDULE 8 FORM OF RESIGNATION LETTER

To:      HSBC Bank plc as Agent

From:  [resigning Obligor] and Signet Group plc

Dated:

Dear Sirs

Re: $390,000,000 Multicurrency Revolving Facilities Agreement
(the "Facilities Agreement")

We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

1.	Pursuant to Clause 25.4 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a Guarantor under the Facilities Agreement.

2.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	Clause 22.13 (Guarantor Cover) would not be breached as a result of such resignation.

(c)	[ ]*

3.	We enclose a certificate setting out our calculations which confirm that the aggregate gross assets, consolidated turnover and Consolidated Earnings Before Interest and Tax of the Guarantors (excluding intra-Group items) following the resignation is [ ] per cent. of the gross assets, consolidated turnover and Consolidated Earnings Before Interest and Tax of the Group.

4.	This letter is governed by English law.

Signet Group plc	[Subsidiary]

By:	By:

* Insert any other conditions required by the Facility Agreement.

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SCHEDULE 9 FORM OF COMPLIANCE CERTIFICATE

To:       HSBC Bank plc as Agent

From:   Signet Group plc

Dated:

Dear Sirs

Re: US$390,000,000 Multicurrency Revolving Facilities Agreement
(the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	Consolidated Tangible Net Worth as at [ ] was £[ ],

(b)	As at [ ], Consolidated Net Debt was [ ].

For the Relevant Period ending on [ ], Consolidated EBITDA comprises:

Consolidated Earnings Before Interest and Tax	[ ]
plus Amount attributable to amortisation of intangible assets	[ ]
plus Amount attributable to depreciation of tangible assets	[ ]
[Adjustment for EBITDA of acquired/disposal of companies	[ ]]

Total

The ratio of Consolidated Net Debt to Consolidated EBITDA for the Relevant Period was [ ].

(c)	For the Relevant Period ending on [ ], EBITARR is determined as follows:

Consolidated Earnings Before Interest and Tax	[ ]
plus Amount attributable to amortisation of intangible assets	[ ]
plus Rents	[ ]
plus Rates	[ ]
plus Operating Lease Expenditure	[ ]

Total

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For the Relevant Period ending on [ ], Consolidated Net Interest Expenditure plus Rents, Rates and Operating Lease Expenditure is as follows:

Consolidated Net Interest Expenditure	[ ]
plus Rents	[ ]
plus Rates	[ ]
plus Operating Lease Expenditure	[ ]

Total

The Ratio of EBITARR to Consolidated Net Interest Expenditure plus Rents, Rates and Operating Lease Expenditure for the Relevant Period was therefore [ ].

(d)	In accordance with the figures set out in paragraph (a), (b) and (c) above the Margin will be [ • ] per cent. which shall take effect on the date falling three business days after the date on which this compliance certificate is received by the Agent in respect of any Utilisation or Rollover Utilisation to be made on or after that date.

3.	[We confirm that no Default is continuing.]*

Signed:      …..........……………

                    Director
                    of
                    Signet Group plc

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

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SCHEDULE 10 LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller/Seller’s agent/broker]

To:

[insert name of Potential
Purchaser/Purchaser’s
agent/broker]

Re:      The Agreement

Borrower: Date: Amount: Agent:

Dear Sirs

We understand that you are considering [acquiring]/[arranging the acquisition of] an interest in the Agreement (the "Acquisition"). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

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[(b/c)]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)] or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)] above.

5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)	neither we, [nor our principal] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

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(b)	we [or our principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,]the Borrower and each other member of the Group.

10.	Third party rights

(a)	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

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"Confidential Information" means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

"Group" means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

"Permitted Purpose" means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

"Purchaser Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

………………………………

For and on behalf of

[Seller/Seller’s agent/broker]

To:      [Seller]

[Seller’s agent/broker]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

………………………………

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

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SCHEDULE 11 TIMETABLES

	Loans in euro or dollars	Loans in domestic sterling	Loans in other currencies

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 4.00pm	U-1 4.00pm	U-3 4.00pm

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' Participation)	U-3 Upon receipt of Utilisation Request	U-1 Upon receipt of Utilisation Request	U-3 Upon receipt of Utilisation Request

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' Participation)	U-3 5.30pm	U-1 5.30pm	U-3 5.30pm

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a Currency)	U-2 10.00am	U 10.00am	U-2 10.00am

Agent gives notice in accordance with Clause 6.2 (Unavailability of a Currency)	U-2 10.30am	U 10.30am	U-2 10.30am

LIBOR is fixed	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

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SIGNATURES

THE COMPANY AND ORIGINAL BORROWER AND ORIGINAL GUARANTOR

SIGNET GROUP PLC

By:	LIAM O'SULLIVAN WALKER BOYD

Address:	Zenith House The Hyde Colindeep Lane Colindale London NW9

Fax:	0208 242 8578

THE ORIGINAL GUARANTORS

H. SAMUEL LIMITED

By:	LIAM O'SULLIVAN WALKER BOYD

Address:	Zenith House The Hyde Colindeep Lane Colindale London NW9

Fax:	0208 242 8578

STERLING INC.

By:	LIAM O'SULLIVAN WALKER BOYD

Address:	375 Ghent Road Akron OH 44333 USA

Fax:	+1 330 668 5191

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STERLING JEWELERS INC.

By:	LIAM O'SULLIVAN WALKER BOYD

Address:	375 Ghent Road Akron OH 44333 USA

Fax:	+1 330 668 5191

CHECKBURY LIMITED

By:	LIAM O'SULLIVAN WALKER BOYD

Address:	Zenith House The Hyde Colindeep Lane Colindale London NW9

Fax:	0208 242 8578

SIGNET HOLDINGS LIMITED

By:	LIAM O'SULLIVAN WALKER BOYD

Address:	Zenith House The Hyde Colindeep Lane Colindale London NW9

Fax:	0208 242 8578

ERNEST JONES LIMITED

By:	LIAM O'SULLIVAN WALKER BOYD

Address:	Zenith House The Hyde Colindeep Lane Colindale London NW9

Fax:	0208 242 8578

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THE AGENT

HSBC BANK plc

By:	ED FLANDERS

Address:	Level 24 8 Canada Square London E14

Fax:	0207 991 4348

Attention:	Corporate Trust and Agency Loans

THE MANDATED LEAD ARRANGERS

HSBC BANK plc

By:	ED FLANDERS

BARCLAYS CAPITAL

By:	NIELS PEDERSEN

THE ROYAL BANK OF SCOTLAND plc

By:	BRIAN MCINNES

WACHOVIA BANK, N.A.

By:	STEPHEN J. SMITH

THE LENDERS

BARCLAYS BANK PLC

By:	NIELS PEDERSEN

HSBC BANK plc

By:	STEPHEN BRADE

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THE ROYAL BANK OF SCOTLAND plc

By:	BRIAN MCINNES

WACHOVIA BANK, N.A.

By:	STEPHEN J. SMITH

FIFTH THIRD BANK

By:	RAIMO J. DE VRIES

MIZUHO CORPORATE BANK, LTD

By:	RICHARD ALLEN

NATIONAL CITY BANK

By:	DONALD J. PAVLIK